MASSACHUSETTS FINCORP, INC.
                     COMMITTEE TO ENHANCE STOCKHOLDER VALUE

March 21, 2000

Dear Fellow Stockholder:

     On behalf of the Committee to Enhance Stockholder Value (the "Committee"), I am writing to again ask your support to elect three nominees of the Committee (the "Committee Nominees") to the Massachusetts Fincorp board of directors at the April 26 annual meeting of stockholders. As owners of 9.9% of the outstanding shares of Massachusetts Fincorp, Inc. (the "Company"), we are deeply concerned about the performance of management as well as the current and future value of the Company's common stock.

     We believe that the election of the Committee Nominees will better assure that the interests of all stockholders are protected and that stockholder value will be enhanced.


            EXAMINE MANAGEMENT'S RECORD - IT IS NOT A PRETTY PICTURE

* Declining Earnings. Net income has declined in every quarter since the Company went public in December 1998. The Company's return on equity (ROE) for the year ended December 31, 1999 of 4.7% is less than half of the average ROE of 11% for all publicly traded thrifts in Massachusetts.

                                     For the Quarter Ended:
                   March 1999     June 1999     September 1999     December 1999
                   ----------     ---------     --------------     -------------

Net Income         $166,321       $99,224      $74,588               $62,898

Return on Equity*      6.93%         4.13%        3.09%                 2.61%



[GRAPHIC OMITTED]



[GRAPHIC OMITTED]

* Annualized

* Underperforming Stock Price. The Company's stock price as a percentage of book value per share was 68% as of March 8th, which was one of the lowest of all publicly traded thrifts in Massachusetts. The average trading price to book value for publicly traded thrifts in Massachusetts was 97.13% as of March 8th, which would equate to a trading price of $17.00 for the Company.

* Wasteful Expenditure of Stockholders' Investment. Measured by its efficiency ratio (which is non-interest expense as a percent of the sum of net interest income and non-interest income), the Company is one of the least efficient (i.e., costliest to operate) of all publicly traded thrifts in Massachusetts. The Company's efficiency ratio of 83% is among the highest of all publicly traded thrifts in Massachusetts, and compares to the Massachusetts average of approximately 60% (the higher the efficiency ratio, the less efficient the institution is operated).

         We Do Not Believe That Recent Actions Undertaken by Management Have Been in the Best Interests of Creating Value for Stockholders.


                                YOU BE THE JUDGE.

     $2,200,000 for New Executive Offices. The board approved the purchase of a one-acre parcel of land in Quincy, Massachusetts for $975,000 and spent an additional $1,250,000 to remove an existing structure and construct the new executive headquarters. The total expenditure of stockholders' funds for the new executive headquarters exceeded 20% of stockholders' equity.

     Refusing to Expand the Board and Avoid the Proxy Fight. The Company could have easily avoided a costly proxy contest, costly to both the Committee and you! During a conversation on or about June 21, 1999 with Paul C. Green, the Company's president, I asked that the size of the Board be increased by one (1) member and that a representative of the Committee fill the vacancy. The Company refused. Each Stockholder should ask why the Company was against having a single representative of its largest stockholder on the board. The Board refused a second request in August to increase the size of the board by two (2) members.

     Amending the Bylaws to Eliminate Stockholder Rights. I spoke to Mr. Green again on January 18, 2000 and suggested that we resolve this issue without significant costs to the stockholders and the Committee. He again refused. The next day the Company's legal counsel sent me a letter indicating that the Company had changed its By-laws and that the Committee Nominees were ineligible to run for board seats. In an effort to protect the rights of all stockholders, I was forced to file a lawsuit on January 24, 2000 against the Company. On February 1, 2000, the Company, after wasting stockholders money on legal fees to change the By-laws, withdrew the changes and is allowing the Committee Nominees to run for the three seats. The details are more fully described in the Committee's Proxy Statement.

     Failure to properly disclose payments to board members as required by Securities and Exchange Commission Regulation 404(b). We must ask ourselves what do these directors have to hide and why would they not disclose, as required by SEC regulations, fees that they received from the Company for services rendered. Fees which management failed to report include legal costs associated with the acquisition of the $2,200,000 executive headquarters.


                               OUR GOALS ARE CLEAR

     After careful analysis of the operations, management, and financial performance of Massachusetts Fincorp, Inc., we have concluded that the current board's strategic decisions and management's continuing actions have not been in the best interest of stockholders. The Committee's goal is to enhance stockholder value and it is the opinion of the Committee that one of the best ways to accomplish this goal is through the representation of significant stockholders on the board of directors. Through representation on the board of directors, the Committee Nominees will explore the market for a sale of the Company and seek to improve earnings and institute stock repurchases if a sale would not result in a satisfactory price.

        Support the Election of the Committee Nominees - Mark W. Jaindl,
                    Scott E. Buck and William E. Schantz, II

     If you wish to elect independent nominees pledged to protecting and securing the interests of all Massachusetts Fincorp shareholders and believe that the Company's management should seriously explore all options to maximize stockholder value, including the sale of the Company, please sign, date and return the White proxy card in the postage paid envelope provided.


                             YOUR VOTE IS IMPORTANT

*    No matter how many shares you own, we are seeking your support.

* Please vote for Messrs. Jaindl, Buck and Schantz by signing, dating, and mailing in the enclosed postage-paid envelope the enclosed WHITE PROXY CARD as soon as possible. Only your latest dated proxy counts.

* Even if you have already returned a proxy to the Company's board of directors, you have every legal right to revoke it by signing, dating, and mailing the enclosed White proxy card or by voting in person at the annual meeting.

You Can Call If You Have Questions

     If you have any questions or require any assistance, please contact Mark Jaindl at (610) 336-0653 ext. 112, or our proxy solicitors, Beacon Hill Partners, at (800) 755-5001.

     The Committee believes that it is in your best interest to elect the Committee Nominees as Directors at the Annual Meeting. The Committee Strongly Recommends a Vote for the Committee Nominees.


                                      Sincerely,


                                      /s/ Mark W. Jaindl
                                      The Committee to Enhance Stockholder Value


PLEASE SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY.